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                                                                       Exhibit 1


                                AWARENESS LETTER



We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited consolidated interim financial information of SK Telecom Co., Ltd. and its subsidiaries for the six months ended June 30, 2002 and 2003, as indicated in our report dated August 28, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your report on Form 6-K relating to the first half results of 2003, is incorporated by reference in Registration Statements on Form F-3 (File Nos. 333-91034 and 333-99073) of SK Telecom Co., Ltd.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLC
-------------------------


Deloitte & Touche LLC, a member firm of Deloitte Touche Tohmatsu
Seoul, Korea

September 30, 2003